Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP.
REPORTS RESOLUTION OF 2014 OFAC MATTER

Melville, N.Y. - September 17, 2020 - Comtech Telecommunications Corp. (“Comtech”) (Nasdaq: CMTL) reported today that it has reached an agreement with the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) resolving a previously disclosed investigation pending since 2014.

In October 2014, as previously disclosed in Comtech’s filings with the Securities Exchange Commission, Comtech reported to OFAC following a self-assessment of its export transactions that a shipment of modems sent to a Canadian customer by Comtech’s subsidiary, Comtech EF Data Corp., was incorporated into a communication system, the ultimate end user of which was the Sudan Civil Aviation Authority. The sales value of the Comtech equipment was approximately $288,000. At the time of shipment, OFAC regulations prohibited U.S. persons from doing business directly or indirectly with Sudan. Most of the U.S. sanctions related to Sudan were removed in 2017. After Comtech reported the matter to OFAC, it responded to administrative subpoenas and OFAC initiated an investigation into the matter.

Pursuant to the agreement, Comtech will make a payment to OFAC of $894,111 and implement additional internal compliance commitments, a number of which were already in process. Additionally, the Company has committed to creating a new position of Chief Trade Compliance Officer.

Commenting on the agreement with OFAC, Fred Kornberg, Comtech’s Chairman of the Board and Chief Executive Officer, stated: “I am pleased that we have been able to resolve this matter with OFAC which will result in the strengthening of Comtech’s compliance program. For Comtech, trade compliance has been, and will continue to be, a top priority.”
About Comtech
Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.
Cautionary Statement Regarding Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Media Contact:
Michael D. Porcelain, President and Chief Operating Officer
631-962-7000
info@comtechtel.com